CIB MARINE APPOINTS CHIEF FINANCIAL OFFICER

Pewaukee, WI, January 7, 2008 — CIB Marine Bancshares, Inc. (CIB Marine) is pleased to announced that Edwin J. Depenbrok has been appointed Chief Financial Officer (CFO) to succeed Steven T. Klitzing, who resigned on November 14, 2007.

In February 2007, CIB Marine engaged Mr. Depenbrok through his consulting firm, dbrok group, LLC, to provide financial management services including reviewing and analyzing the company’s cost structure, identifying opportunities for cost reductions, and evaluating the company’s overall efficiency levels. Through dbrok group, Mr. Depenbrok will continue to provide these services in addition to the CFO duties.

Mr. Depenbrok, who has over thirty years of banking and operations experience, founded dbrok group in 2001 to provide finance and treasury management services to community banks. Prior to its formation, Mr. Depenbrok held various senior management positions at Bank One, including Chief Financial Officer of Bank One’s Retail Bank where he was responsible for coordinating a retail cost management initiative that achieved its goal of $150 million in run rate cost reductions.

John Hickey, President and CEO of CIB Marine, commented, “Having previously worked with Mr. Depenbrok at Bank One, I knew that he possessed the right skill set to take CIB Marine to the next level.” Mr. Hickey continued, “Since joining CIB Marine, Ed has spearheaded major initiatives and demonstrated a keen ability to troubleshoot and forecast financial trends.”

CIB Marine Bancshares, Inc. is a multi-bank holding company with 24 banking offices in Central Illinois, Wisconsin, Indiana, Florida, and Arizona. Please visit www.cibmarine.com for additional information.

Contact:

John P. Hickey, Jr.
President and CEO
(262) 695-6000

Angela M. Blair
Investor Relations Manager
(262) 695-6010